Exhibit 99.1

Announcement Regarding the Progress of Fortune Rise Acquisition Corporation’s Proposed Business Combination with Water On Demand, Inc.

November 6, 2024 / CLEARWATER, FL — Fortune Rise Acquisition Corporation (Nasdaq:FRLA) (“FRLA” or the “Company”) is working closely with Water On Demand Inc. (“WODI”), a privately-held subsidiary of OriginClear, Inc. (OTC: Other:OCLN) (“OCLN”) and owner of its sponsor, Fortune Rise Sponsor LLC (the “Sponsor”), to complete the previously announced merger which is intended to result in WODI becoming a publicly listed company on Nasdaq pursuant to the Business Combination Agreement, dated October 23, 2023, among FRLA and WODI (as amended from time to time, the “Business Combination Agreement”).

In a meeting held on November 4, 2024, FRLA stockholders approved a proposal to amend its amended and restated certificate of incorporation to extend the date by which FRLA must consummate a de-SPAC transaction from November 5, 2024 to up to May 5, 2025. It is understood that Nasdaq rules require the delisting of any SPAC after three years; however, the Business Combination Agreement remains in place and the process of qualifying WODI for Nasdaq continues.

In preparation for the planned delisting of FRLA effective November 11, 2024, the Sponsor is working to ensure that FRLA trades on the OTC market in an orderly fashion, while WODI’s own Nasdaq application for the post-combination company proceeds in an orderly fashion.

“As we near the completion of this business combination, I wanted to express my admiration for the OCLN and WODI investors, who have stood by the process despite the delays,” said Ron Pollack, Chairman of Fortune Rise Acquisition Corporation. “We believe we are coming to the final result of this effort, and I want to thank all concerned”.

“With a sewer main break every other minute in the U.S. alone, it is high time we addressed our water situation,” said Riggs Eckelberry, Chairman and CEO of OriginClear and Water On Demand. “We intend to use the Nasdaq platform as a way to enable a real solution to water quality in the U.S. and the rest of the world.”

About Fortune Rise Acquisition Corporation

FRLA is a blank check company incorporated in February 2021 as a Delaware corporation formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

FRLA is a “shell company” as defined under the Exchange Act of 1934, as amended, because it has no operations and nominal assets consisting almost entirely of cash. FRLA will not generate any operating revenues until after the completion of its initial business combination, at the earliest. To date, FRLA’s efforts have been limited to organizational activities and activities related to its initial public offering as well as the search for a prospective business combination target.

No Offer or Solicitation

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Safe Harbor Statement

Matters discussed in this release contain forward-looking statements. When used in this release, the words “anticipate,” “believe,” “estimate,” “may,” “intend,” “expect,” “plans” and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein.

These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. Further information on the Company’s risk factors is contained in the Company’s quarterly and annual reports as filed with the Securities and Exchange Commission. The Company undertakes no obligation to revise or update publicly any forward-looking statements for any reason except as may be required under applicable law.

Contact Information:

Fortune Rise Acquisition Corporation

Ryan Spick

spickryan@gmail.com